EXHIBIT 10.4

Time Warner Cable Inc. 2011 Stock Incentive Plan

Special RSU Agreement – 2016

For Use After 1/1/2014

Time Warner Cable Inc.

Special Restricted Stock Units Agreement – 2016

General Terms and Conditions

WHEREAS, Time Warner Cable Inc. (the “Company”) has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Special Restricted Stock Units Agreement – 2016 (the “Agreement”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.        Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)        “Cause” means “Cause” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means the Participant’s (i) conviction (treating a nolo contendere plea as a conviction) of a felony, whether or not any right to appeal has been or may be exercised, other than as a result of a moving violation or a Limited Vicarious Liability (as defined below), (ii) willful failure or refusal without proper cause to perform such Participant’s material duties with the Company (other than any such failure resulting from the Participant’s total or partial incapacity due to physical or mental impairment), (iii) willful misappropriation, embezzlement, fraud or any reckless or willful destruction of Company property having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (iv) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (v) material and willful breach of any restrictive covenants to which the Participant is subject, including non-competition, non-solicitation, non-disparagement or confidentiality provisions, or (vi) willful violation of any material Company policy, including the Company’s Standards of Business Conduct having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation. The determination by the Company as to the existence of “Cause” will be conclusive on the Participant.

(b)        “Disability” means “Disability” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “Disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that either such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

(c)        “Good Reason” means “Good Reason” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means, following a change of control (i) the failure of the Company or any Affiliate to pay or cause to be paid the Participant’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that, either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

(d)        “Limited Vicarious Liability” means any liability which is based on acts of the Company for which the Participant is responsible solely as a result of Participant’s office(s) with the Company; provided that (i) the Participant is not directly involved in such acts and either had no prior knowledge of such actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (ii) after consulting with the Company’s counsel, the Participant reasonably believed that no law was being violated by such acts.

(e)        “Notice” means the Notice of Grant of Special Restricted Stock Units – 2016, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement.

(f)        “Participant” means an individual to whom RSUs as set forth in the Notice have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

(g)        “Performance” means the Participant’s failure to meet performance expectations, as determined in the Company’s sole discretion, and consistent with any performance determination under the TWC Severance Pay Plan, if applicable.

(h)        “Plan” means the Time Warner Cable Inc. 2011 Stock Incentive Plan, as such plan may be amended, supplemented or modified from time to time.

(i)        “Retirement” means a voluntary termination of employment by the Participant following the attainment of (i) age 60 with ten (10) or more years of Service or (ii) age 65 with five (5) or more years of Service; provided that, the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate that provides a definition of “Retirement” relating specifically to the vesting of outstanding equity awards granted under the Plan shall supersede this definition.

(j)        “Service” means the period of time a Participant is engaged as an employee or director (i) with the Company, (ii) with any Affiliate, or (iii) in respect to any period of time prior to March 12, 2009, with Time Warner Inc. or any affiliate thereof (“TWX”); provided that, if the Participant became an employee or director of the Company or any Affiliate on or after March 12, 2009, any period of time Participant was engaged by TWX shall not be counted for this definition.

(k)        “Vesting Date” means each vesting date set forth in the Notice.

(l)        “Vesting Period” means the period of time that begins the day after February 12, 2016 and ends on the date that all RSUs would be fully vested under the vesting schedule set forth in the Notice.

2.        Grant of Restricted Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share on the date(s) specified herein or in the Notice. RSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.        Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall be paid, for each RSU held by the Participant on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of RSUs equal to the product of (i) the aggregate number of RSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions and payment timing as the RSUs to which they relate.

4.        Vesting and Delivery of Shares.

(a)        Subject to the terms and provisions of the Plan and this Agreement, within sixty (60) days after each Vesting Date with respect to the Award, the Company shall issue or transfer to the Participant the number of Shares that vested on such Vesting Date as set forth on the Notice and the Retained Distributions, if any, covered by that portion of the Award. Except as otherwise provided in Sections 5 and 6, the vesting of such RSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

(b)        RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of RSUs will not be considered to be held by the Participant for any purpose.

(c)        Fractional Shares. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

5.        Termination of Employment.

(a)        Involuntary Termination for Performance; Involuntary Termination for Cause; Voluntary Resignation. If the Participant’s employment is terminated (i) by the Company for Performance or for Cause, (ii) by the Participant other than at a time when the Participant satisfies the requirements for Retirement, or (iii) for any other reason not specified in clauses (b), (c), (d) and (e) below prior to the Vesting Date of any portion of the Award, then the RSUs covered by any such portion of the Award and all Retained Distributions relating thereto shall be forfeited on the date of any such termination. Notwithstanding the foregoing, with respect to a termination of employment described in this Section 5(a) that occurs on or after February 12, 2016, the RSUs covered by the Award for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall be subject to any provisions of an employment, consulting, advisory or similar agreement between the Participant and the Company or an Affiliate that provides for different treatment upon the foregoing events.

(b)        Death; Disability; Retirement. If the Participant’s employment is terminated as a result of his or her death or Disability, then the RSUs for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination of employment, fully vest on the date of any such termination and Shares subject to the RSUs shall be issued or transferred to the Participant within sixty (60) days following such termination of employment.

If the Participant’s employment is terminated on or after February 12, 2016 (i) by the Participant due to his or her Retirement, or (ii) by the Company or its Affiliates for any reason other than for Cause or Performance on a date when the Participant satisfies the requirements for Retirement, then the RSUs covered by the Award for which a Vesting Date has not yet occurred and all Retained Distributions related thereto shall, to the extent the RSUs were not extinguished prior to such termination of employment, fully vest on the date of any such termination and Shares subject to the RSUs shall be issued or transferred to the Participant within sixty (60) days following such termination of employment. If the Participant’s employment is terminated before February 12, 2016 (x) by the Participant due to his or her Retirement, or (y) by the Company or its Affiliates for any reason on a date when the Participant satisfies the requirements for Retirement, then the RSUs covered by the Award for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall be forfeited on the date of any such termination, except upon death or Disability or as otherwise provided in Section 5(e).

(c)        Without Cause; Not For Performance. If the Participant’s employment is involuntarily terminated by the Company or its Affiliates on or after February 12, 2016 and such termination is not for Cause, not for Performance, and not at a time when the Participant is eligible for Retirement, then the Participant will immediately vest upon the Participant’s involuntary termination of employment in a portion of the RSUs that have not yet vested and any Retained Distributions related thereto, in addition to any RSUs and Retained Distributions that previously vested, based on the following calculation:

(x) the total number of RSUs awarded under the Agreement and related Retained Distributions,

multiplied by;

(y) a fraction, the numerator of which shall be the number of days following February 12, 2016 during which the Participant was employed by the Company or any Affiliate, and the denominator of which shall be the number of days in the Vesting Period;

minus;

(z) the number of RSUs awarded under the Agreement and related Retained Distributions that were vested immediately before the Participant’s involuntary termination of employment.

If the foregoing calculation results in a fractional Share, such fractional Share shall be rounded to the next higher whole Share. Shares subject to such RSUs shall be issued or transferred and the related Retained Distributions shall be paid to the Participant within sixty (60) days of the Participant’s employment termination date. The RSUs and any related Retained Distributions shall be forfeited if they were not already vested and are not vested under this Section 5(c), including in the case of an involuntary termination of employment described in this Section 5(c) that occurs before February 12, 2016, except upon death or Disability or as otherwise provided in Section 5(e).

Notwithstanding the foregoing, with respect to a termination of employment described in this Section 5(c) that occurs on or after February 12, 2016, the RSUs covered by the Award for which a Vesting Date has not yet occurred and all Retained

Distributions relating thereto shall be subject to the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of RSUs that is more favorable to the Participant than the terms of this Section 5(c).

(d)        Disposition of Affiliate. Subject to Section 5(b) (Death; Disability; Retirement) and Section 21 (§409A Compliance), if the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a transfer, sale or other disposition by the Company or an Affiliate (“Disposition”), the vesting of the RSU and the issuance of the Shares shall be governed by Section 5(c) hereof as if the Participant’s employment terminated on the date of such Disposition; provided however, that if such Disposition does not constitute the Participant’s separation from service for purposes of Code Section 409A, any shares that are vested as a result of this Section 5(d) shall not be issued until the earlier of the Vesting Date when such shares would otherwise have been issued or the Participant’s separation from service within the meaning of Code Section 409A.

(e)        After Change in Control. Subject to Section 6, if the Participant’s employment is terminated by the Company or its Affiliates without Cause (whether or not due to Participant’s Performance) or by the Participant for Good Reason, or by the Company or its Affiliates for Cause pursuant to Sections 1(a)(ii) and 1(a)(vi), within 24 months after a Change in Control (as defined in the Plan), to the extent the Award has not been previously canceled or forfeited, the Award will vest in full upon such employment termination and shall be issued or transferred to the Participant within sixty (60) days following such employment termination, along with the Retained Distributions related thereto.

(f)        Leave of Absence. For purposes of this Section 5, a temporary leave of absence shall not constitute a termination of employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence (i) is approved in writing by the Company or any Affiliate subject to the other terms and conditions of the Agreement and the Plan and (ii) constitutes a bona fide leave of absence and not a separation from service under Treas. Reg. §1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company, but such notice shall not be required for the leave of absence to be considered approved.

(g)        Vesting Conditioned on Execution of a Release of Claims. If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate require execution of a release of claims against the Company or an Affiliate upon a termination of employment and the terms of such agreement provide for more favorable vesting treatment of the Award than the terms of this Agreement, then, in the event of such a termination of employment, the Award, or the applicable portion thereof, will not vest and Shares and Retained Distributions will not be distributed to the Participant until such release has been executed, delivered, and not revoked within the permitted revocation period. If the release is not executed and delivered (without revocation) prior to the end of the sixty (60) day period following the Participant’s termination of employment or such shorter period for execution and delivery provided under the relevant agreement, the unvested Award, together with any related Retained Distributions, shall be forfeited and no further amounts shall be payable under this Agreement. If the Award is subject to Section 409A of the Code and the period for executing and delivering (and not revoking) the release spans two calendar years, then the distribution of any amounts under this Award shall be made in the second of the two calendar years without regard to whether the release is executed and delivered (and not revoked) in the first or second calendar year.

6.        IRC §§ 280G and 4999. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the vesting of any RSUs granted to Participant pursuant to this Agreement (a) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then such RSUs shall vest either (i) in full or (ii) in such lesser amount which would result in no portion of such RSUs being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999), results in Participant’s receipt on an after-tax basis of the greatest amount of total compensation, notwithstanding that all or some portion of such RSUs may be taxable under Section 4999 of the Code.

(a)        Calculation. Any calculation required under this Section shall be made in writing by an independent public accountant, or other appropriate internal or external resource, selected by the Company, whose determination shall be conclusive and binding upon Participant and the Company for all purposes. The Company shall bear the costs of performing the calculations contemplated by this Section, as well as any reasonable legal or accountant expenses, or any additional taxes, that the Participant may incur as a result of any calculation errors made in connection with the Code Section 4999 excise tax determination contemplated by this Section.

(b)        Order of 280G Payment Reduction. Unless provided otherwise in Participant’s employment agreement with the Company, the reduction of RSUs vesting, if applicable, shall be effected in the following order, but only to the extent that each item listed provides for a reduction to minimize Section 280G consequences: (i) any cash parachute payments, (ii) any health and welfare and similar benefits valued as parachute payments, (iii) the acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, (iv) the reduction of any acceleration of vesting of any equity award that is not a stock option (including the RSUs), and (v) the acceleration of vesting of any stock options for which the exercise price is less than the fair market value of the underlying stock.

7.        Withholding Taxes. The Participant agrees that,

(a)        Obligation to Pay Withholding Taxes. Upon the payment of any Dividend Equivalents and the vesting of any portion of the Award of RSUs and the Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment or vesting. The Company’s obligation to deliver the Shares subject to the RSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Dividend Equivalent, Shares issued in connection with the vesting or Retained Distribution, as applicable, or any payment of any kind otherwise due to the Participant the minimum statutory Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

(b)        Payment of Taxes with Stock. Subject to the Committee’s right to require the Participant to pay the minimum statutory withholding tax in cash, the Participant shall have the right to elect to pay the minimum statutory withholding tax associated with a vesting with Shares to be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the closing price of a Share on the New York Stock Exchange on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant does not elect to pay the withholding tax in cash within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time.

(c)        Conditions to Payment of Taxes with Stock. Any election to pay the minimum statutory withholding taxes with cash must be made prior to the Tax Date in accordance with the Company’s customary practices and will be irrevocable once made.

8.        Changes in Capitalization. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 12 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

9.        Forfeiture. A breach by the Participant of any of the restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

10.        RSU Repayment Obligation.

(a)        This Section 10 shall apply only if, on the date of termination as described in Sections 10(b) and 10(c) below, the Participant (i) is or, at any time, was a corporate officer of the Company (as reflected in the Company’s corporate records) and (ii) is or, at any time, was a party to an employment agreement with the Company.

(b)        In the event of the termination of the Participant’s employment for Cause as a result of a Cause event specified in Sections 1(a)(i), 1(a)(iii), 1(a)(iv), or 1(a)(v) above (each a “Covered Cause Event”), the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain (as defined below) or, if less, the aggregate fair market value of all Shares issued and related Retained Distributions paid to the Participant with respect to vesting of a RSU Award within the three-year period prior to the Participant’s termination of employment, determined as of the date such Shares were issued and the Retained Distributions paid, less the Net Tax Cost (as defined below). Notwithstanding the foregoing, a Cause event described in Section 1(a)(i) shall be a Covered Cause Event only if the felony relates solely to any acts or omissions arising in the performance of the Participant’s duties and responsibilities for, or matters involving the assets or property of, the Company.

(c)        In the event the Participant’s employment is terminated for any reason other than Cause, and it is determined by the Company within twelve (12) months of such termination of employment that the Participant engaged in acts or omissions during the Participant’s three prior years of employment that would have resulted in the Participant’s termination by the Company for a Covered Cause Event, the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain or, if less, the aggregate fair market value of all Shares issued and related Retained Distributions paid to the Participant in the three-year period prior to and the sixty-day period following the Participant’s termination of employment, determined as of the date such Shares were issued and related Retained Distributions paid, less the Net Tax Cost.

(d)        A Participant’s repayment obligations hereunder may, at the election of the Board or the Committee, be satisfied by a cash payment, delivery of Shares, forfeiture of the unvested portion of the Award or such combination of the foregoing as the Board or Committee in its discretion may determine. Cash repayments pursuant to Sections 10(b) or 10(c) shall be made by certified check within sixty (60) days after written demand is made therefor by the Company. Notwithstanding the foregoing, the Participant shall be deemed to satisfy the repayment obligations with respect to amounts owed pursuant to Section 10 if the Participant returns to the Company all Shares issued to the Participant during the period described under Sections 10(b) or 10(c), as applicable, plus the related Retained Distributions, provided that the Participant demonstrates to the Company’s satisfaction that all such Shares were continuously owned by the Participant since the date of issuance. Further notwithstanding the foregoing, the total amount repaid under this Agreement and all other Company equity awards with respect to any particular Improper Gain shall not exceed the amount of such Improper Gain.

(e)        Notwithstanding any of the foregoing, the Board or Committee, as applicable, shall retain sole discretion regarding whether to seek the remedies set forth in Sections 10(b) and 10(c). The repayment obligations of Section 10 shall not apply unless the Company gives the Participant written notice of the Company’s exercise of its rights under Section 10 within ninety (90) days of a senior officer of the Company becoming aware of the conduct giving rise to the Covered Cause Event; and if the Company fails to do so such conduct shall no longer provide a basis for any repayment obligation pursuant to this Section 10.

(f)        If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or any Affiliate provides for compensation forfeiture provisions triggered by a “Covered Cause Event” (as defined in the employment or similar agreement), then such provisions shall supersede the provisions of this Section 10.

(g)        “Improper Gain” shall mean the Participant’s personal economic gain derived from the Company as a direct result of engaging in any Covered Cause Event, less the Net Tax Cost. “Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by the Participant with respect to the amount to be repaid hereunder (before the reduction for the Net Tax Cost), after taking into account any and all available deductions, credits, or other offsets allowable to the Participant (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether the Participant would be required to amend any prior income or other tax returns, subject to the Participant’s documentation that deductions, credits or other offsets otherwise available or allowable to the Participant could not be used as a result of the Participant’s actual tax position.

(h)        If the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or other applicable law would require a greater amount of repayment than this Section 10 requires, then such greater amount shall apply.

11.        Violation of Restrictive Covenant. If the Participant is or becomes subject to a restrictive covenant (including, without limitation, a restrictive covenant regarding non-competition, non-solicitation, or confidentiality) under the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or any Affiliate or under a severance plan or other benefit plan of the Company or any Affiliate, and the Participant violates the terms of such restrictive covenant after the Participant’s termination of employment, then any RSUs for which Shares have not yet been issued or transferred pursuant to Sections 4 or 5 shall be forfeited. The RSU grant is made in consideration of the application of the current or future restrictive covenants to the RSUs. Forfeiture of the RSUs pursuant to this Section is in addition to any other consequences of a violation of a restrictive covenant under an applicable agreement or benefit plan, and shall not in any way diminish or otherwise impact the remedies available under any such agreement or benefit plan. Upon any judicial determination that this Section is unenforceable in whole or in part, this Section shall be deemed to be modified so as to be enforceable and to effect the original intent of the parties as closely as possible.

12.        Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates, and the Company and any such Affiliate shall have the right to terminate the employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

13.        Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Cable Inc., at 7910 Crescent Executive Drive, Charlotte, NC 28217, attention Manager, Executive Compensation, and to the Participant at his

or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14.        Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

15.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

16.        Copy of the Plan. The Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

17.        Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

18.        Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

19.        Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 13 hereof.

20.        Personal Data. The Company and its Affiliates may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the

Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, taxpayer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from any Affiliate. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s stock plan administrator to obtain more information on the consequences of such objection.

21.        Compliance With Code Section 409A. The Agreement is intended to comply with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1) and shall, at all times be interpreted, operated and administered in a manner consistent with this intent. References herein to “termination of employment” and similar terms used in this Agreement shall be deemed to refer to “separation from service” within the meaning of Code Section 409A to the extent necessary to comply with Code Section 409A, as applied using a definition of “service recipient” with respect to any Affiliate that includes all entities that would be treated as a single employer with the Company under Code Sections 414(b) and 414(c) applying a 50 percent ownership level, rather than an 80 percent ownership level (pursuant to Treasury Regulation Section 1.409-1(h)(3)). Notwithstanding any provision of the Agreement to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” as defined in Code Section 409A and any Shares or amounts otherwise payable under this Agreement as a result of such separation from service are subject to Code Section 409A, then no transfer or payment of such Shares or amounts shall be made until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code), and the Company will transfer or pay any Shares or amounts that are delayed under the foregoing within sixty (60) days of such date. Notwithstanding the foregoing or any other term or provision of this Agreement or the Plan, neither the Company nor any Affiliate nor any of its or their officers, directors, employees, agents or other service providers shall have any liability to any person for any taxes, penalties or interest due on any amounts paid or payable hereunder, including any taxes, penalties or interest imposed under Code Section 409A.

22.        Incentive Compensation Repayments. By entering into this Agreement, the Participant agrees and acknowledges that, if the Participant is, has been or becomes an executive officer subject to the incentive compensation repayment requirements of Section 954 of the Dodd-Frank Act, the RSUs awarded hereunder (including any Dividend Equivalents and Retained Distributions, as applicable) and any Shares issued, cash paid, or amounts (including Shares) withheld for taxes upon distribution of such RSUs shall, to the extent required by the Dodd-Frank Act, be subject to any Company policy maintained to comply with Section 954 of the Dodd-Frank Act or any regulations thereunder.

23.        Treatment of Grant Under Applicable Agreement. If the Participant is subject to an employment agreement between the Participant and the Company or an Affiliate that provides for minimum total annual compensation equal to the sum of annual base salary, target bonus and target grant value of long-term incentive awards, or any similar compensation commitment, the Participant agrees that the target grant value of the RSUs covered by this Award, as determined in the sole discretion of the Company, shall be taken into account for purposes of computing the Participant’s 2016 minimum total annual compensation, or any similar 2016 compensation commitment.

24.        Entire Agreement. Except as specifically stated herein, this Agreement, together with the Notice and the Plan and any Addendum to this Agreement issued at the same time as this Agreement governing the application of “continue to vest” treatment under an employment agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided that, this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.

Notice of Grant of Special Restricted Stock Units – 2016

Time Warner Cable Inc.

7910 Crescent Executive Drive

Charlotte, NC, 28217

I, <Participant Name>, am the Participant.

Participant has been granted an award of Time Warner Cable Inc. (the “Company”) Restricted Stock Units (“RSUs”) as follows:

Date of Grant:                          <Grant Date>

Total Number of RSUs Granted: <Shares Granted>

The Company and I agree that these RSUs are granted and governed by the terms and conditions of this Notice, the Time Warner Cable Inc. 2011 Stock Incentive Plan, as amended from time to time (the “Plan”), and the Time Warner Cable Inc. Special Restricted Stock Units Agreement – 2016 (the “Agreement”), all of which are incorporated by reference into and made part of this Notice, and which I can access and review through the Fidelity website at www.netbenefits.com. Each RSU represents the unfunded, unsecured right of the Participant to receive a share of common stock of the Company on the date(s) specified herein. I am also advised to refer to the prospectus that contains a description of the Plan (the “Prospectus”), which also may be accessed through the Fidelity website.

I hereby consent to receive the Plan, the Agreement and the Prospectus and other communications related to the Plan electronically via the Fidelity website, and I agree that I have had an opportunity to review these records.

I understand that my RSUs shall vest and be distributed only in accordance with the following schedule, subject to the Plan and Agreement terms.

Vesting Date: 50% on February 12, 2019

                       50% on February 12, 2020

Upon vesting, shares shall be distributed to Participants within sixty (60) days of the Vesting Date.

I understand that in certain circumstances my RSU grant will be subject to forfeiture, including, but not limited to, upon termination of my employment, as provided in the Agreement and the Plan.

I understand that my RSU grant is conditioned upon my acceptance of the terms of the grant as set forth in this Notice and the Agreement. I further understand that if I do not accept the terms of my RSU grant as provided below on or before the earlier of (1) February 12, 2019 and (2) the effective date of my termination of employment for any reason, then my entire RSU grant shall be forfeited automatically.

I understand that, in order to manage and administer my RSUs, the Company will process, use and transfer certain personal information about me, as detailed and described in Section 20 of the Agreement, which is incorporated by reference into and made part of this Notice.

I further agree that I have read and will comply with the Company’s Securities Trading Policy (also accessible on the Fidelity website), which I understand may be updated from time to time.

I understand that I may be entitled now and from time to time to receive certain other documents, including the Company’s annual report to stockholders and proxy statements (which become available each year approximately three months after the Company’s fiscal year end), and I hereby consent to receive such documents electronically on the internet or as the Company directs.

By signing below, I am indicating my agreement with each provision of this Notice and the Agreement, which is part of this Notice.

Click on the “I Accept” button to show your intent to sign this Notice of Grant of Restricted Stock Units.

Time Warner Cable Inc. 2011 Stock Incentive Plan

Addendum to Special RSU Agreement – 2016

For Use After 01/01/14

For Executives With Pre-2010 EAs Only

TIME WARNER CABLE INC.

Addendum to Special RSU Agreement – 2016

Acceleration of RSUs During Severance Period

WHEREAS, the Participant and the Company are subject to the terms of an employment agreement with an effective date prior to January 1, 2010 (“Pre-2010 Employment Agreement”);

WHEREAS, the Participant’s Special Restricted Stock Unit Agreement – 2016 (the “Special RSU Agreement – 2016”) states, among other things, that unless an employment agreement provides for more favorable equity treatment, unvested RSUs shall vest on a pro-rata basis immediately upon the Participant’s involuntary termination of employment without cause that is not due to the Participant’s Performance;

WHEREAS, the Pre-2010 Employment Agreement allows for the more favorable treatment of continued vesting of RSUs through the Participant’s severance period after a Participant’s involuntary termination of employment without cause, whether or not due to Performance, and after a Participant’s voluntary termination of employment due to the Company’s material breach of the Participant’s Pre-2010 Employment Agreement; and

WHEREAS, in the event of such a termination of employment during the term of the Pre-2010 Employment Agreement (including during any automatic month-to-month extension of the term), the parties desire to provide for the more favorable vesting treatment, but with payment accelerated to termination of employment rather than on the scheduled vesting dates of the RSUs.

NOW, THEREFORE, in consideration of the terms hereinafter set forth, the parties agree as follows:

1.        The following provisions of this Addendum are incorporated into and hereby made a part of the Special RSU Agreement - 2016. The provisions of this Addendum are effective immediately and shall continue in effect during the term of the Pre-2010 Employment Agreement. This Addendum shall modify and supersede any contrary provisions of the Special RSU Agreement – 2016 and the Pre-2010 Employment Agreement.

2.        All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Special RSU Agreement – 2016.

3.        For purposes of this Addendum, “Severance Period” means the period of time during which the Participant receives salary continuation payments and is entitled under the Pre-2010 Employment Agreement to continued treatment as an employee of the Company for equity compensation purposes as determined by the Company.

4.        If, during the term of the Pre-2010 Employment Agreement and on or after February 12, 2016, the Participant’s employment with the Company and its Affiliates is (i) terminated by the Company or its Affiliates and such termination is not for Cause and not at a time when the Participant is eligible for Retirement or (ii) terminated by the Participant under circumstances entitling the Participant to salary continuation payments under the Pre-2010 Employment Agreement, then this Section 4 shall apply, and Section 5(c) shall not apply. If this Section 4 applies, then the Participant will immediately vest upon the Participant’s termination of employment in (v) all RSUs and related Retained Distributions that would vest on any Vesting Date that occurs during the Severance Period, and (w) a portion of the RSUs that have not yet vested and any Retained Distributions related thereto, in addition to any RSUs and Retained Distributions that previously vested, based on the following calculation:

(x) the total number of RSUs awarded under the Agreement and related Retained Distributions,

multiplied by;

(y) a fraction, the numerator of which shall be the number of days following February 12, 2016 during which the Participant was employed by the Company or any Affiliate plus the number of days to be covered by the Severance Period, and the denominator of which shall be the number of days in the Vesting Period, minus;

(z) the number of RSUs awarded under the Agreement and related Retained Distributions that were vested immediately before the Participant’s termination of employment and any RSUs awarded under the Agreement and related Retained Distributions that vested under clause (v) above.

If the foregoing calculation results in a fractional Share, such fractional Share shall be rounded to the next higher whole Share. Shares subject to such RSUs shall be issued or transferred and the related Retained Distributions shall be paid to the Participant within sixty (60) days of the Participant’s employment termination date. The RSUs and any related Retained Distributions shall be forfeited if they were not already vested and are not vested under this Section 4, including in the case of an involuntary termination of employment described in this Section 4 that occurs before February 12, 2016, provided that, if the Participant terminates employment on or after February 12, 2016 and will become eligible for Retirement during the Severance Period, the Participant shall be vested in all RSUs and related Retained Distributions upon the Participant’s termination of employment.

For purposes of the foregoing, the term “Vesting Period” means the period of time that begins the day after February 12, 2016 and ends on the date that all RSUs would be fully vested under the vesting schedule set forth in the Notice.

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